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                                                                    Exhibit 4.3




                            CERTIFICATE OF AMENDMENT
                                       TO
                       CERTIFICATE OF DESIGNATION OF THE
                         14% REDEEMABLE PREFERRED STOCK

                         Pursuant to Section 242 of the
                        Delaware General Corporation Law


         The undersigned Chief Executive Officer of STC Broadcasting, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to authority granted to and vested in the Board of Directors of the Corporation (the "Board") by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation and in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware, the Board has duly adopted the following resolutions amending the STC Broadcasting, Inc. Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 14% Redeemable Preferred Stock and Qualifications, Limitations and Restrictions Thereof, as amended on March 18, 1997 (the "Certificate of Designation"):

         WHEREAS, the Board is authorized, within the limitations and restrictions stated in the Amended and Restated Certificate of Incorporation of the Corporation to fix by resolution or resolutions the designation of each series of stock and the powers, preferences and such other subjects or matters as may be fixed by resolution or resolutions of the Board under the General Corporation Law of the State of Delaware; and

         WHEREAS, pursuant to such authority granted to the Board, the Corporation filed the Certificate of Designation with the Secretary of State of the State of Delaware effective as of February 28, 1997, as amended on March 18, 1997; and

         WHEREAS, pursuant to Section 242 of the General Corporation Law of the State of Delaware, it is the desire of the Board, pursuant to its authority as aforesaid, to amend and restate paragraph (a) of the Certificate of Designation to increase the amount of designated shares of the Corporation's 14% Redeemable Preferred Stock to 597,000 shares as hereinafter set forth in order to have a sufficient number of shares to pay dividends in additional whole shares of 14% Redeemable Preferred Stock, which amendment has been approved by the requisite consent of the stockholders of the Corporation.

         NOW, THEREFORE, BE IT RESOLVED, that the proposal by the Board to amend and restate paragraph (a) of the Certificate of Designation to read in its entirety as follows, be, and it hereby is, authorized, approved and adopted in all respects:

         (a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as "14% Redeemable Preferred Stock." The number of shares constituting such class shall be 597,000. The initial liquidation preference of the Redeemable Preferred Stock shall be $100.00 per share.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 30th day of August, 2000.

                                          STC BROADCASTING, INC



                                          /s/ Robert N. Smith
                                          -------------------------------------
                                          Name:    Robert N. Smith
                                          Title:   Chief Executive Officer